UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 2, 2003

REDBACK NETWORKS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-25853	77-0438443
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300 Holger Way

San Jose, CA 95134

(408) 750-5000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Item 9.    Regulation FD Disclosure.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

In connection with the proposed financial restructuring previously announced by Redback Networks Inc. (the “Company”), the Company has been in negotiations with several of its landlords to restructure or terminate certain of its real property leases. On September 29, 2003, CarrAmerica Realty Corporation (“Carr”), one of the landlords with whom the Company has been negotiating, filed a complaint in Santa Clara County Superior Court seeking to accelerate approximately $2.6 million in rent payments, and also seeking other incidental damages, relating to an alleged breach of a lease for real property leased by the Company in San Jose, California. On the same date, Carr also filed a Notice for Application of Right to Attach Order and Motion for Writ of Attachment in the same court seeking to attach funds of the Company in an amount equal to Carr’s purported losses arising from the alleged breach of the lease terms. Carr had previously commenced an unlawful detainer action against the Company with respect to the same property, and sought to recover possession of the property and monetary damages for alleged past due rent. The premises leased by Carr to the Company are currently not occupied by the Company and are not material to the Company’s business. The Company disputes the amounts claimed and intends to vigorously defend itself in these matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDBACK NETWORKS INC.

DATE: October 2, 2003	By:	/S/ THOMAS L. CRONAN III
Thomas L. Cronan III Senior Vice President of Finance and Administration, Chief Financial Officer